Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Annual Report on Form 20-F (the “Annual Report”) of Blue Gold Limited (formerly “Blue Gold Holdings Limited”) of our report dated July 1, 2025, appearing in the Annual Report with respect to the consolidated financial statements of Blue Gold Limited as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from inception (November 9, 2023) through December 31, 2023.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

April 28, 2026